Exhibit 10.4
CRITICAL EMPLOYEE AGREEMENT
(Employees Tier 4 and 5)

In connection with employment with Talcott Resolution, its parents, subsidiaries, and affiliates (collectively “Talcott Resolution” or the “Company”), the undersigned (the “Employee”) enters into this Critical Employee Agreement (the “Agreement”).

WHEREAS, Employee will hold an important position with Talcott Resolution and thus will have access to highly confidential and valuable proprietary information, trade secrets, operations, plans, and strategies, as well as attorney-client privileged information, belonging to Talcott Resolution; and Talcott Resolution has a legitimate business interest in protecting this information;

WHEREAS, Employee acknowledges that by virtue of Employee’s critical position with Talcott Resolution, the Employee would pose a risk of harm to the Company’s business and reputation if the Employee were in the employ of a competitor or solicited the employment or engagement of Talcott Resolution employees, customers or business partners;

WHEREAS, Employee has, contemporaneously with the execution of this Agreement, entered into a New Hire/Employee Agreement, which remains in effect and which the parties reaffirm. The obligations contained in this Agreement shall be in addition to, and not in lieu of, the obligations contained in therein;

WHEREAS, Employee agrees that this Agreement is supported by good and valuable consideration, including anticipated employment with the Company, the sufficiency of which is acknowledged and agreed by Employee; and

WHEREAS, Employee agrees to be bound by the terms of this Agreement during and after the termination of Employee’s employment with Talcott Resolution and further agrees not to challenge the enforceability of this Agreement.

NOW THEREFORE, Employee agrees as follows:

1.	Non-Solicitation Of Employees.

Employee agrees that while employed by Talcott Resolution and for a one year period following termination of Employee’s employment with Talcott Resolution for any reason, Employee will not directly or indirectly solicit, encourage or induce any employee of Talcott Resolution to terminate employment with Talcott Resolution, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, solicit for employment, offer employment to, or employ any person who is employed by Talcott Resolution (“Talcott Resolution employee”).

Employee further agrees that during the one-year period following termination of Employee’s employment with Talcott Resolution for any reason, any subsequent employer’s hiring of a Talcott Resolution employee into a position that reports to Employee, either directly or indirectly, will create a rebuttable presumption that this paragraph has been breached. For the purposes of this paragraph, "solicit for employment" includes but is not limited to: (i) interviewing a Talcott Resolution employee, (ii) communicating in any fashion and through any means with a Talcott Resolution employee in connection with an employment opportunity at another employer, or (iii) otherwise assisting or participating in the soliciting of a Talcott Resolution employee in connection with an employment opportunity at another employer.

2.	Future Employment.

Employee agrees to provide a copy of this Agreement to any prospective employer that Employee may have following termination of Employee’s employment with Talcott Resolution, whether voluntary or involuntary, during the period of time covered by this agreement. Employee will also provide the name and business address of any such prospective employer to Talcott Resolution immediately upon hire during the time period covered by this Agreement. Talcott Resolution will have the right to communicate with any of Employee's future or prospective employers concerning Employee's continuing obligations pursuant to this Agreement.

3.	Reasonableness Of Restrictions And Obligations.

Employee acknowledges and agrees that Employee is able to work in the occupation of Employee’s choice and that the restrictions and obligations contained in this Agreement do not impair Employee’s ability to work in Employee’s chosen occupation. Employee further acknowledges and agrees that the restrictions and obligations contained in this Agreement are reasonable and necessary in order to protect the legitimate interests of Talcott Resolution, including but not limited to Talcott Resolution's interests in protecting its investment in Employee's training and development, in protecting Talcott Resolution from unfair competition and in protecting the goodwill and business "know how" of Talcott Resolution.

4.	Choice of Law.

This Agreement shall be governed by the laws of the State of Connecticut, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

5.	Dispute Resolution.

Any dispute or controversy arising under or in connection with this Agreement shall, upon thirty (30) days written notice by either party, be submitted to the American Arbitration Association (“AAA”) to be decided by final binding arbitration before a single arbitrator mutually acceptable to the parties, in accordance with the employment rules then prevailing of the AAA. Judgment upon the arbitration award may be enforced by any court of competent jurisdiction. The cost of any arbitration proceedings shall be shared equally by the parties to such dispute. The arbitration proceedings will take place in the United States city closest to Employee’s place of residence in which Talcott Resolution maintains an office. Employee agrees that any dispute submitted to arbitration under this provision shall be arbitrated on an individual basis; no dispute between Employee and Talcott Resolution may be consolidated or joined with a dispute between any other employee and Talcott Resolution, nor may Employee seek to bring Employee’s dispute on behalf of other employees as a class or collective action. For purposes of this Section, the term “employee” includes both current and former employees of Talcott Resolution.

6.	Modification and Reformation.

Employee agrees that this Agreement may not be modified or amended except by a written instrument executed by the Employee and the General Counsel of Talcott Resolution or designee thereof. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event of a determination that the provisions of paragraphs 1 are not enforceable in accordance with their terms, Employee agrees that those provisions shall be reformed to make the provisions enforceable in a manner that provides Talcott Resolution the maximum rights permitted at law.

7.	Assignment.

Employee understands that during the course of Employee’s employment, Talcott Resolution may grow or expand through merger, acquisition or otherwise. Employee acknowledges that this Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of Talcott Resolution by reorganization, merger, acquisition or otherwise and any assignee of all or substantially all of Talcott Resolution's business or properties.

8.	Review and Consultation.

Employee acknowledges that s/he has carefully read this Agreement, fully understands all of its provisions, had a sufficient opportunity to consider its effect, and had an opportunity to consult with an attorney prior to executing this Agreement. Employee knowingly and voluntarily enters into this Agreement.

______________________________	______________________________
Employee Signature:	Witness Signature:

______________________________	______________________________
Employee Name (Print)	Witness Name (Print)
Date:	Date:

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